Exhibit 99.1 Press Release - Superclick Expands Corporate Offices in Montreal - Announces Change of Management During Transition Period

FOR IMMEDIATE RELEASE


     SUPERCLICK EXPANDS CORPORATE OFFICES IN MONTREAL - ANNOUNCES CHANGE OF
                      MANAGEMENT DURING TRANSITION PERIOD


SAN DIEGO, Calif., May 2, 2005 (PRIMEZONE via COMTEX) - Superclick, Inc. (OTCBB:SPCK) announced today that it has moved into new facilities in Montreal to enable it to continue expansion of its operational infrastructure. Superclick's Chairman, Todd Pitcher, commented that "The new facilities allow for considerable expansion from both an operational and administrative standpoint. We have recently established a state-of the-art call center at the facilities and have hired a new director of support and customer services to manage and coordinate that part of our business. We expect this move to buttress our efforts to maximize operational efficiencies that are ultimately aimed at providing our customers with an even more compelling IP infrastructure, management and support solution."

In addition, the Company also announced that it is closing its executive offices in Dallas, Texas in order to centralize its administration in Montreal. Consequently, Superclick has mutually agreed with its management team based in Dallas, John Glazik, President and Chief Executive Officer and Claude Smith, Chief Financial Officer, that due to its restructuring focus to allow for a Montreal-centralized presence, Mr. Glazik and Mr. Smith would not be staying on with the Company through the transition.

"We have appreciated Mr. Glazik's service to Superclick over the past year, and wish him all of the best moving forward with his future endeavors", commented Mr. Pitcher. In the transition period, the Board of Directors has appointed Sandro Natale, one of the Company's founding members and the current VP of Business Development, as the interim Chief Executive Officer. The Board also appointed Mr. Pitcher to act as interim Chief Financial Officer during the period.


About Superclick, Inc.
Superclick, Inc. and its wholly owned Montreal-based subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS) in worldwide hospitality, multi-tenant unit
(MTU) and hospital markets. Superclick provides hotels, MTU residences and hospital patients and visitors with cost-effective Internet access and IP-based services utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Over 100 InterContinental Hotels Group properties have Superclick systems including Candlewood Suites, Crowne Plaza, Holiday Inn, Holiday Inn Express, Holiday Inn SunSpree, InterContinental and Staybridge Suites in Canada and the United States. For more information, please visit the Superclick website at www.superclick.com.


Safe Harbor Statement:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends,"

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"anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


Contact:
John Bevilacqua
Superclick, Inc.
 (866) 405-3959